                                                         EXHIBIT 11
                                                     EARNINGS PER SHARE
                                                 COCA-COLA ENTERPRISES INC.
                                            (In millions except per share data)


                                       1995                1994                1993
                                 -----------------   -----------------   -----------------
                                            Fully               Fully               Fully
                                 Primary   Diluted   Primary   Diluted   Primary   Diluted
                                 -------   -------   -------   -------   -------   -------
Income:
 Net income (loss)                $  82     $  82    $   69    $   69    $  (15)   $   (15)
 Preferred stock dividend
   requirements                       2         2         2         2         -          -
                                  -----     -----    ------    ------    ------     ------
 Net income (loss) applicable
   to common share owners         $  80     $  80    $   67    $   67    $  (15)    $  (15)
                                  =====     =====    ======    ======    ======     ======
Number of Shares:
 Weighted average
   shares outstanding (A)           129       129       130       130       129        129
                                  =====     =====    ======    ======    ======     ======
Per Share Data (B):
 Net income (loss)                $0.63     $0.63    $ 0.53    $ 0.53    $(0.11)    $(0.11)
 Preferred stock dividends         0.01      0.01      0.01      0.01         -          -
 Net income (loss) applicable
   to common share owners          0.62      0.62      0.52      0.52     (0.11)     (0.11)



(A) Weighted average shares as presented are unchanged for the effect of incremental shares related to outstanding stock options.

(B) Primary and fully diluted earnings per share do not differ from simple earnings per share by more than 3%; accordingly, disclosure on the face of the statement of operations of earnings per share reflects only simple earnings per share.
